Exhibit 10.1

PERFORMANCE - BASED

RESTRICTED STOCK

AWARD AGREEMENT

Non-transferable

G R A N T T O

FIRST_NAME-LAST_NAME
(“Grantee”)

by Lowe’s Companies, Inc. (the “Company”) of

TOTAL_SHARES_GRANTED

shares of its common stock, $0.50 par value (the “Shares”)

pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).

Unless terminated earlier in accordance with the Plan or Section 3 of the Terms and Conditions, the restrictions imposed under Section 2 of the Terms and Conditions will terminate, and the Shares will become vested, as follows:

Percentage of Restricted Shares	Date of Termination of Restrictions/Vesting
100%	Third anniversary of Date of Grant if Performance Goal is achieved

IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Date of Grant.

LOWE’S COMPANIES, INC.

/s/ Ben Adams
Ben Adams
Assistant Treasurer

Date of Grant:
OPTION_DATE

Accepted by Grantee:
FIRST_NAME- LAST_NAME

TERMS AND CONDITIONS

1. Grant of Shares. The Company hereby grants the Shares to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan (the “Plan”) and in this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions. All the Shares are, and shall remain, “Restricted Shares” and may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered, unless and until the restrictions against transfer imposed by this Section 2 terminate as provided in Section 3.

The restrictions against transfer under this Section 2 shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in capital structure affecting the common stock of the Company.

3. Termination of Transfer Restrictions; Forfeiture of Restricted Shares.

(a) The transfer restrictions imposed under Section 2 will terminate, and the Shares shall cease to be Restricted Shares, upon the earlier of: (i) the Date of Termination of Restrictions/Vesting specified on page 1, provided the Performance Goal described in Section 4 is achieved, or (ii) the date of termination of Grantee’s employment with the Company and its Affiliates by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control (the period prior to such termination of transfer restrictions being referred to as the “Restricted Period”).

(b) Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares, and such Restricted Shares shall immediately revert to the Company, (i) in the event Grantee’s employment with the Company terminates during the Restricted Period for any reason other than death, Disability, Retirement or within twelve (12) months after a Change in Control as described in Section 3(a)(ii), or (ii) the Performance Goal described in Section 4 is not achieved.

(c) In the event Grantee’s employment with the Company is terminated during the Restricted Period due to death, Disability or Retirement, the Restricted Shares shall not be forfeited but shall remain subject to the transfer restrictions of Section 2 until such restrictions terminate or the Restricted Shares are forfeited pursuant to (a) or (b) of this Section 3.

(d) The definition of “Retirement” for purposes of this Agreement shall have the following meaning and not the meaning assigned to such term in the Plan: The voluntary termination of employment with approval of the Board on or after the later of (i) the date Grantee has completed ten years of service with the Company or (ii) the date Grantee’s age plus years of service equal or exceed fifty.

4. Performance Goal. The “Performance Goal” shall be achieved as of the end of the Performance Period if, after due inquiry and analysis, the Committee determines and certifies in writing that the Average Return on Non-Cash Assets for the Performance Period is at least _%.

“Performance Period” means the three fiscal year period beginning with the fiscal year in which the Date of Grant occurs.

“Average Return on Non-Cash Assets” for the Performance Period means the amount determined by dividing the sum of the “Return on Non-Cash Assets” for each fiscal year in the Performance Period by three (3).

“Return on Non-Cash Assets” for a fiscal year is determined by dividing:

(a) the Company’s pre-tax earnings plus interest for such fiscal year, by

(b) the average of the Company’s non-cash assets as of the beginning and as of the end of such fiscal year.

For this purpose, non-cash assets means total assets less cash, cash equivalents and short term investments.

5. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Date of Grant and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Performance-Based Restricted Stock Agreement between the registered owner of the shares represented hereby and Lowe’s Companies, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, a copy of which is on file in the offices of Lowe’s Companies, Inc.”

Stock certificates for the Shares, without the above legend, shall be registered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but registration may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

6. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he or she may have under this Agreement, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such Shares. In the event that for any reason Grantee shall have received dividends upon such Shares after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

7. Competing Activity. If Grantee engages in any Competing Activity during Grantee’s employment with the Company or an Affiliate or within one year after the termination of Grantee’s employment with the Company and its Affiliates for any reason, (a) Grantee shall forfeit all of Grantee’s right, title and interest in and to any Restricted Shares as of the time of the Grantee’s engaging in such Competing Activity and such Shares shall revert to the Company immediately following such event of forfeiture, and (b) Grantee shall remit, upon demand by the Company, the “Repayment Amount” (as defined in the following sentence), with respect to any Shares that were delivered to Grantee during the six (6) month period prior to the date Grantee engaged in the Competing Activity. The “Repayment Amount” is the aggregate Fair Market Value of the Shares at the time of delivery to Grantee. The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of the shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company. For purposes of this Agreement, Participant will be deemed to be engaged in a Competing Activity if Participant, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, any company which engages in the business activities of the Company or its Affiliates (the “Business Activities”), or engages in, as an independent contractor or otherwise, the Business Activities for himself or on behalf of another person or entity.

Nothing contained in this Section 7 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or an Affiliate may possess as a result of Grantee’s misconduct or direct or indirect involvement with a business competing with the business of the Company or an Affiliate.

8. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

9. Payment of Taxes.

(a) Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee shall file an appropriate election with the Internal Revenue Service within thirty (30) days after the Date of Grant and otherwise in accordance with applicable Treasury Regulations.

(b) The Company will automatically withhold a number of Shares having a fair market value equal to the minimum amount of any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld, unless Grantee notifies the Company thirty (30) days prior to the expiration and termination of the Restricted Period that he or she will satisfy his or her tax withholding obligations in cash.

(c) If Grantee chooses to satisfy his or her tax withholding obligations in cash and complies with the above notification requirement, Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.

The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10. Amendment. The Committee may amend or terminate this Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if all restrictions on the Shares hereunder had expired on the date of such amendment or termination.

11. Plan Controls. The terms contained in the Plan, including without limitation the antidilution adjustment provisions, are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117
Attn: Vice President of Compensation and Benefits

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.